Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	Contacts:	Alan Krenek, Chief Financial Officer Basic Energy Services, Inc. 432-620-5510

Jack Lascar/Sheila Stuewe
DRG&E / 713-529-6600
BASIC ENERGY SERVICES ANNOUNCES SHARE REPURCHASE
PROGRAM
MIDLAND, Texas — October 13, 2008 — Basic Energy Services, Inc. (NYSE: BAS) (“Basic”) announced today that its Board of Directors has authorized the repurchase of up to $50.0 million of its common shares from time to time in open market or private transactions, at the company’s discretion. The timing and actual number of shares repurchased will depend on a variety of factors including the stock price, corporate and regulatory requirements and other market and economic conditions. The stock repurchase program may be suspended or discontinued at any time.
Commenting on the announcement, Kenneth V. Huseman, Basic’s Chief Executive Officer, said, “The Board’s authorization and our implementation of a stock repurchase program reflects our confidence in the long-term value of Basic’s market position and financial performance, which have been severely discounted due to current conditions in financial markets. The repurchased shares will become treasury shares, which may be reissued later in connection with acquisitions or with our long-term incentive plans. We believe our current share price presents an attractive investment opportunity for the company, and we expect the stock repurchase program can be effected without modifications or extensions to our existing credit facility.”
Safe Harbor Statement
This release includes forward-looking statements and projections, made in reliance on the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Basic has made every reasonable effort to ensure that the information and assumptions on which these statements and projections are based are current, reasonable, and complete. However, a variety of factors could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this release, including (i) Basic’s ability to successfully execute, manage and integrate acquisitions, (ii) changes in demand for services and any related material impact on our pricing and utilizations rates and (iii) changes in our expenses, including labor or fuel costs. Additional important risk factors that could cause actual results to differ materially from expectations are disclosed in Item 1A of Basic’s Form 10-K for the year ended December

31, 2007 and subsequent Form 10-Q’s filed with the SEC. While Basic makes these statements and projections in good faith, neither Basic nor its management can guarantee that the transactions will be consummated or that anticipated future results will be achieved. Basic assumes no obligation to publicly update or revise any forward-looking statements made herein or any other forward-looking statements made by Basic, whether as a result of new information, future events, or otherwise.
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